Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2009

ISSAQUAH, Wash., May 28, 2009 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the third quarter (12 weeks) and first thirty-six weeks of fiscal 2009, ended May 10, 2009.

Net sales for the third quarter of fiscal 2009 declined five percent, to $15.48 billion, from $16.26 billion during the third quarter of fiscal 2008. Net sales for the first thirty-six weeks of fiscal 2009 declined one percent, to $48.00 billion, from $48.35 billion during the first thirty-six weeks of fiscal 2008.

Comparable sales for the fiscal third quarter and first thirty-six weeks of fiscal 2009 were as follows:

	12 Weeks	36 Weeks
U.S.	-5%	-1%
International	-12%	-10%
Total	-7%	-3%

Comparable sales for the 12-week and 36-week periods, excluding the negative impacts from gasoline deflation and foreign exchange (primarily in Canada, the United Kingdom and Korea), were as follows:

	12 Weeks	36 Weeks
U.S. (w/o gas deflation)	0%	+2%
International (w/o Fx)	+8%	+8%
Total	+2%	+4%

Net income for the third quarter of fiscal 2009 was $209.6 million, or $.48 per diluted share, compared to $295.1 million, or $.67 per diluted share, during the third quarter of fiscal 2008. Net income for the first thirty-six weeks of fiscal 2009 was $711.8 million, or $1.62 per diluted share, compared to net income for the first thirty-six weeks of fiscal 2008 of $884.9 million, or $1.99 per diluted share.

Richard Galanti, Chief Financial Officer of Costco, stated that “third quarter 2009 earnings results were negatively impacted by several factors, including: a pretax charge of $34 million (mostly non-cash) related to a litigation settlement concerning our membership renewal policy; higher employee benefits costs, mainly consisting of higher health care usage; lower international profits, a result of the significant strengthening of the U.S. dollar when compared to the currencies of Canada, the United Kingdom, Korea and Mexico; and lastly, ongoing weakness in sales, particularly sales of higher-ticket, discretionary items.”

Costco currently operates 555 warehouses, including 407 in the United States and Puerto Rico, 77 in Canada, 21 in the United Kingdom, six in Korea, five in Taiwan, eight in Japan and 31 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional six new warehouses prior to the end of its 2009 fiscal year on August 30, 2009.

A conference call to discuss these third quarter operating results is scheduled for 8:00 a.m. (PT) today, May 28, 2009, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203/Bob Nelson, 425/313-8255/Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 10, 2009	May 11, 2008	May 10, 2009	May 11, 2008
REVENUE
Net sales	$15,477,445	$16,262,793	$48,001,528	$48,351,255
Membership fees	328,448	350,924	1,042,796	1,031,878

Total revenue	15,805,893	16,613,717	49,044,324	49,383,133
OPERATING EXPENSES
Merchandise costs	13,775,988	14,548,022	42,822,761	43,204,722
Selling, general and administrative	1,654,943	1,582,488	4,998,447	4,767,613
Preopening expenses	9,280	8,427	29,392	39,618
Provision for impaired assets and closing costs, net	6,562	9,205	14,514	6,419

Operating income	359,120	465,575	1,179,210	1,364,761
OTHER INCOME (EXPENSE)
Interest expense	(25,168)	(24,140)	(74,954)	(70,579)
Interest income and other	4,156	23,888	30,174	97,769

INCOME BEFORE INCOME TAXES	338,108	465,323	1,134,430	1,391,951
Provision for income taxes	128,516	170,257	422,598	507,054

NET INCOME	$209,592	$295,066	$711,832	$884,897

NET INCOME PER COMMON SHARE:
Basic	$0.48	$0.68	$1.64	$2.04

Diluted	$0.48	$0.67	$1.62	$1.99

Shares used in calculation (000’s)
Basic	434,354	433,678	433,426	434,515
Diluted	439,997	443,281	439,995	444,379
Dividends per share	$0.18	$0.16	$0.50	$0.45